                                                                    Exhibit 23.1



INDEPENDENT AUDITORS' CONSENT

The Board of Directors
OptiCare Health Systems, Inc.


We consent to the incorporation by reference in OptiCare Health Systems, Inc.'s Registration Statement No. 333-34628 on Form S-8 of our report dated March 13, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's change in accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards No.
142) included in the Annual Report on Form 10-K for the year ended December 31, 2002 and incorporated by reference in this Current Report on Form 8-K/A Amendment No. 1 of OptiCare Health Systems, Inc. dated April 23, 2003.


/s/ Deloitte & Touche LLP

Stamford, Connecticut
April 21, 2003